Exhibit 5.1

May 18, 2023

Intensity Therapeutics, Inc.

61 Wilton Road, 3rd Floor

Westport, CT 06880

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Intensity Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333-260565, under the Securities Act of 1933, as amended (the “Securities Act”), initially confidentially submitted by the Company with the Securities and Exchange Commission (the “Commission”) on September 20, 2021, publicly filed with the Commission on October 28, 2021 and amended on November 12, 2021, November 18, 2021, December 8, 2021, December 9, 2021, January 7, 2022, April 20, 2022, May 16, 2022, September 20, 2022, October 3, 2022, November 2, 2022, January 13, 2023 and January 27, 2023, as thereafter amended or supplemented (the “Registration Statement”). The Registration Statement relates to the registration of the proposed offer and sale of a proposed maximum aggregate offering price of $18,687,500 of common stock, par value $0.0001 per share (the “Common Stock”), including shares of Common Stock to cover the Underwriters’ (as defined below) option to purchase additional shares, if any, and warrants to be issued to the Underwriters (the “Underwriter Warrants”) to purchase shares of Common Stock (the “Warrant Shares”) at a maximum aggregate purchase price of $1,438,937.50 The shares of Common Stock to be sold by the Company identified in the Registration Statement and the Warrant Shares are referred to herein as the “Shares.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (ii) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.2 and 3.4 to the Registration Statement, respectively, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement (iii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares and related matters, (iv) the Registration Statement and all exhibits thereto, (v) the form of underwriting agreement to be entered into by and between the Company and Roth Capital Partners, LLC, as representative of the underwriters (the “Underwriters”), substantially in the form of which to be filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), (vi) the form of Underwriter Warrant and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have assumed that (i) the Company’s Amended and Restated Certificate of Incorporation will be filed with the Secretary of State for the State of Delaware under Delaware law before the issuance of the Shares, (ii) the Company’s Amended and Restated Bylaws will be adopted by the Board of Directors of the Company before the issuance of the Shares, and (iii) the specific terms of the sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	The Shares have been duly authorized by the Company and when issued by the Company against payment therefor in accordance with the Underwriting Agreement and in a manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

2.	The Underwriter Warrants have been duly authorized by the Company and when executed, issued and delivered by the Company in accordance with the Underwriting Agreement and in a manner described in the Registration Statement, the Underwriter Warrants will be valid and legally binding obligations of the Company.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP